Exhibit 10.5

April 1, 2019
Jennifer Tejada
Re:    Amended and Restated Offer Letter
Dear Jennifer,
The terms of your continuing employment with PagerDuty, Inc. (the “Company”) are as set forth in the agreement (“Agreement”) below:

1.	Position.

(a)	You will continue to be Chief Executive Officer (the “CEO”). As the CEO, you will report directly to the Company’s Board of Directors (the “Board”).

(b)	You will continue to serve as a member of the Board, such continuing service to be subject to stockholder approval in accordance with the Company’s certificate of incorporation and bylaws.

(c)
You agree that, to the best of your ability and experience, you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that (i) you will devote substantially all of your business time and attention to the business of the Company, (ii) the Company will be entitled to all of the benefits and profits arising from or incident to all such work services, (iii) you will not render commercial or professional services of any nature to any person or organization without the prior written approval of the Board, and (iv) you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Notwithstanding the above, you may continue, on your own time, at your own expense and so as to not interfere with your duties and responsibilities at the Company to (i) serve as an advisory board member or Board of Directors member at other companies that are not competitive in any manner to the Company, (ii) accept speaking or presentation engagements in exchange for honoraria, and (iii) participate in civic, educational, charitable or fraternal organizations. This Agreement does not prevent you from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange and is a competitor or potential competitor of the Company.

2.	Start Date. The effective date of your full-time employment was July 18, 2016 (the “Start Date”).

3.	Compensation.

(a)
Base Salary. You will be paid a monthly salary at a rate of $35,000.00, which is equivalent to $420,000.00 on an annualized basis upon commencement of your full-time employment on the Start Date which will be paid semi-monthly in accordance with the Company’s normal payroll procedures and subject to applicable withholding.

(b)
Bonus. You will be eligible to earn an annual bonus of $260,000.00 (subject to applicable withholding) based on achievement of objective and subjective criteria agreed upon by you and the Board. The bonus will be paid as soon as reasonably practicable following the end of the applicable calendar year (and in any event by April 15 following the end of the applicable calendar year). You shall be eligible to receive such bonus if the applicable objectives and milestones are achieved while you remain employed by the Company, and you remain in employment with the Company until the payment date of the bonus. Your 2016 bonus will be pro-rated for the year based on your first day of employment. For the avoidance of doubt, in the event that your employment with the Company terminates for any or no reason prior to the payment date of a bonus, you will not earn or be paid any bonus that has not yet been paid. The Company, in its sole discretion, will determine whether you have earned a bonus (or portion thereof), and its determination will be final and binding.

(c)	Annual Review. Your compensation will be reviewed by the Board or Compensation Committee annually.

(d)
Stock Option. You were previously granted an option to purchase shares of the Company’s Common Stock, which represented the right to purchase 6.25% of the Company’s issued and outstanding securities on a fully diluted basis as of the date of grant (the “Option”) at an exercise price equal to the fair market value of the Company’s Common Stock as of the grant date of the Option. Subject to accelerated vesting provisions set forth herein, the Option shall vest as to 25% of the shares subject to the Option one year after your Start Date, and as to 1/36th of the remaining shares subject to the Option monthly thereafter, so that the Option shall be fully vested and exercisable four (4) years from your Start Date, subject to your continued status as an employee with the Company on the relevant vesting dates; provided that you may request that the Board grant to you an Option that may be “early exercised” for restricted shares, which will become vested in accordance with the vesting schedule set forth herein and upon your employment termination from the Company, any then unvested shares will be subject to the Company’s repurchase option at the original exercise price that you paid. In all other respects, the Option shall be subject to the terms, definitions and provisions of the Company’s 2010 Stock Plan and the form of stock option agreement thereunder; provided that in the event the Option and all other equity compensation awards granted to you by the Company prior to a Change in Control Transaction, as defined below (collectively, the “Equity”) are not assumed, substituted, continued or cancelled for consideration (cash or other property) in connection with the Change in Control Transaction, one hundred percent (100%) of the then unvested shares subject to the Equity shall automatically vest immediately prior to the Change in Control Transaction; provided that, notwithstanding the foregoing, any Equity granted to you after the date hereof that is subject to performance or milestone based vesting conditions (each, a “Performance Award”) shall not be treated as provided in this paragraph in the event of a Change of Control Transaction but shall be governed by its own terms with respect to its treatment in the event of a Change of Control Transaction.

4.	Benefits. As an employee, you will also be eligible to receive all standard benefits associated with salaried employees.

5.
Background Checks. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees in accordance with applicable law. Your job offer, therefore, was contingent upon a clearance of such a background investigation and/or reference check, if any, as well as satisfactory proof of your right to work in the United States.

6.
Termination; Severance Benefits. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and an authorized member of the Board (other than you).

In the event that, prior to or after the period that commences three (3) months before and ends eighteen (18) months after a Change in Control Transaction (as defined below) (such period, the “Change in Control Period”) (A) the Company terminates your employment for a reason other than (i) Cause, as defined below, , (B) you resign for Good Reason, as defined below, or (C) your employment terminates due to your (i) death or (ii) Disability, as defined below, (each, an “Involuntary Termination”), subject to your satisfaction of the Conditions (as defined below) within the Deadline (as defined below), the Company will provide you with the following severance benefits: (1) a cash severance amount equal to twelve (12) months of your base salary then in effect plus an additional $12,000; (2) accelerated vesting and exercisability, as applicable, of your then outstanding Equity with respect to that number of shares equal to fifty percent (50%) of the number of shares originally subject to such Equity, provided that, notwithstanding the foregoing, any Performance Award shall be governed by its own terms with respect to its treatment in the event of an Involuntary Termination outside the Change in Control Period; (3) a prorated amount of your target annual bonus from the beginning of the Company’s fiscal year until the date of your termination of employment (the “Pro Rata Bonus”) and (4) provided you timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) the Company shall pay directly or reimburse your COBRA premiums for a period of twelve (12) months following your date of termination.
In the event of your Involuntary Termination within the Change in Control Period, the Company will provide you with the following severance benefits: (1) a cash severance amount equal to eighteen (18) months of your base salary then in effect plus an additional $12,000; (2) accelerated vesting and exercisability, as applicable, of one hundred percent (100%) of your then outstanding Equity, provided that, notwithstanding the foregoing, any Performance Award shall be governed by its own terms with respect to its treatment in the event of an Involuntary Termination within the Change in Control Period; (3) the Pro Rata Bonus and (4) provided you timely elect continued group health plan coverage under COBRA the Company shall pay directly or reimburse your COBRA premiums for a period of eighteen (18) months following your date of termination.
The cash severance amounts payable pursuant to the two immediately preceding paragraphs are referred to hereafter as collectively, the “Severance.” The Severance will be paid in a single lump sum on the Company’s first regular payroll date that occurs following the last day of the Deadline, as defined below.
For purposes of this Agreement, “Cause” shall mean (i) the conviction of, or the entering a plea of guilty or no contest (or a plea or accepting deferred adjudication or receiving unadjudicated probation) to or for, any felony or any crime involving moral turpitude, (ii) the commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or other similar conduct materially harmful or potentially materially harmful to the Company’s best interest, as determined by the Board, in its reasonable sole discretion, (iii) the commission of a material breach of any of the covenants, terms and provisions of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (as hereinafter defined) or this letter agreement or (iv) the willful and repeated failure to perform assigned duties or responsibilities as the Company’s Chief Executive Officer, which failure is not corrected by you within ten (10) days of written notice from the Board thereof.

For purposes of this Agreement, “Good Reason” shall mean, without your written consent, (i) a material reduction of your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction; provided, however that without limiting the foregoing, a requirement that, prior to a Change in Control Transaction, you report to a person other than the Board and in connection with or following a Change in Control Transaction, a requirement that you report to a person other than the acquirer’s board of directors shall in each case be deemed to constitute a material reduction of your duties and responsibilities for purposes of this letter agreement; (ii) a material reduction (ten percent (10%) or more) by the Company in your base salary as in effect immediately prior to such reduction; (iii) your relocation to a facility or a location more than thirty (30) miles from your then current location which increases your commute time from your principal residence or (iv) any material breach by the Company of this letter agreement.
For the purposes of this Agreement, a “Change in Control Transaction” shall mean either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control Transaction hereunder); (ii) a sale of all or substantially all of the assets of the Company or (iii) individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.
For purposes of this Agreement, “Disability” shall mean that you have been unable to perform your duties hereunder as the result of incapacity due to physical or mental illness, and such inability, which continues for at least forty-five (45) consecutive calendar days or ninety (90) calendar days during any consecutive twelve-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to you or to your legal representative (with such agreement on acceptability not to be unreasonably withheld).
To receive the Severance, accelerated vesting of equity awards and COBRA premium benefits described in this Section 6, you must (i) execute a general release of all claims in the form attached hereto as Exhibit A (the “Release”), (ii) resign as a member of the Board and (iii) return all property of the Company in your possession (with (i), (ii) and (iii) collectively, the “Conditions”), all occurring within twenty-one (21) days following the date on which you receive the Release from the Company (the “Deadline”).
Notwithstanding anything to the contrary in the foregoing, in the event that you qualify as a specified employee of a publicly traded company, as defined by Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”), then solely to the extent required to avoid the imposition of additional taxes on you under Section 409A, the payment of any severance pursuant to this Section 6 shall be delayed until the earlier of the next regular payroll payment date that is at least six months following the date upon which you becomes entitled to such severance payment or your death. If reasonably requested by the Company or you, the parties shall amend or modify this Agreement in order to comply with the provisions of Section 409A, to the extent applicable.

7.
Section 280G. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit you would receive from the Company pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in you receiving, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit to you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced by mutual agreement of the parties. If deemed necessary for compliance with Section 409A of the Code, any reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. To the extent any such payment is to be made over time (e.g., in installments, etc.), then the Payments shall be reduced in reverse chronological order. In no event will the Company or any stockholder be liable to you for any amounts not paid as a result of the operation of this Section.

8.
Confidentiality Agreement. As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the Company’s form of At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, which prohibits unauthorized use or disclosure of Company proprietary information, among other obligations.

9.
Indemnification. The Company shall indemnify you to the fullest extent allowed by law, in accordance with the terms of the Company’s Certificate of Incorporation and Bylaws, subject to the terms and conditions of the Company’s form of Indemnification Agreement for executive officers, and provide customary coverage for you under a directors & officers liability insurance policy to the extent such coverage and policy are provided to the other directors and officers of the Company.

10.	Miscellaneous Provisions.

(a)
Choice of Law. The validity, interpretation, construction and performance of this letter shall be governed by the laws of the State of California, without giving effect to the principles of conflicts of law.

(b)	Counterparts. This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(c)
Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision.

(d)
Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this letter, and are knowingly and voluntarily entering into this letter.

(e)
Arbitration. Except as provided below, you agree that any dispute or controversy arising out of, relating to, or in connection with this letter, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration, to the extent permitted by law, to be held in San Francisco County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this letter and/or relating to any arbitration in which the parties are participants.

YOU HAVE READ AND UNDERSTAND THESE PROVISIONS, WHICH DISCUSS ARBITRATION. YOU UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AGREE TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS LETTER, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION TO THE EXTENT PERMITTED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i)
ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

(ii)
ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT;

(iii)	ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION, SUBJECT TO APPLICABLE LAW.

To accept the terms of this letter agreement, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, together with your At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, including without limitation that certain offer letter between you and the Company dated as of June 16, 2016. This letter, including, but not limited to, its at will employment provision, may not be modified or amended except by a written agreement signed by you and an authorized member of the Board (other than you).

PagerDuty, Inc.

By:	/s/ Zachary Nelson
Zachary Nelson, Chair of Compensation Committee of the Board

Agreed and Accepted:
/s/ Jennifer Tejada
Jennifer Tejada
Date: April 1, 2019

EXHIBIT A
FORM OF RELEASE
In consideration for the payments and benefits to be provided pursuant to Section 6 of the Amended and Restated Offer (“Agreement”) entered into by and between Jennifer Tejada (“Executive”) and PagerDuty, Inc., a Delaware corporation (the “Company”), with an effective date of April 1, 2019, Executive agrees to the following:
(a) Executive represents that Executive has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court.
(b) Executive expressly waives all claims, whether known or unknown, against the Company and releases the Company, and any of the Company’s past, present or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, stockholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with the Company (collectively, the “Releasees”), from any claims that Executive may have against the Company or the Releasees. It is understood that subject to the exceptions listed below, this release includes, but is not limited to, any claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, Executive’s employment with the Company or its subsidiaries or the termination thereof, including any claims for wages, employment benefits or damages of any kind whatsoever arising out of any legal restriction on the Company’s right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, or any other legal limitation on the employment relationship (the “Release”); provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (i) benefit claims under employee pension benefit plans in which Executive is a participant by virtue of Executive’s employment with the Company or its subsidiaries or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by Executive, (ii) Executive’s rights under any stock option or other equity incentive agreement between Executive and Company (or any successor thereto) or under the stock option plans of the Company (or any successor thereto), (iii) any rights to ownership as a stockholder of the Company (or any successor thereto); (iv) Executive’s rights under the Agreement; (v) any rights pursuant to an agreement entered into in connection with a Change in Control (as defined in the Agreement) (including, without limitation, agreements entered into between the Company and any acquirer of the Company) or otherwise accruing to Executive as a result of, or related to a Change in Control, (vi) any claims Executive may have for indemnification pursuant to the Company’s certificate of incorporation, bylaws, law, contract, Company policy or any indemnification agreement between Executive and the Company, (vii) any claims for coverage under any applicable directors’ and officers’ insurance policy in accordance with the terms of such policy, (viii) any claims to accrued, unpaid wages or unpaid reimbursements due to Executive, or (ix) any rights to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, Securities and Exchange Commission or other similar federal or state administrative agencies or self-regulatory agencies, or (x) any claims arising from events that occur solely after the date Executive signs this Release.
Executive acknowledges that Executive has read and understands Section 1542 of the Civil Code of the State of California (Section 1542), which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive waives and relinquishes any rights and benefits which Executive may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Executive acknowledges that Executive may later discover facts different from, or in addition to, those Executive now knows or believes to be true with respect to the claims released in this Release, and agrees the release herein shall be and remain in effect in all respects as a complete release as to all matters released, notwithstanding any such different or additional facts.
Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). Executive understands and warrants that Executive has been given a period of twenty-one (21) days to review and consider this Release or forty-five (45) days if Executive’s termination is part of a group reduction in force. Executive further warrants that Executive understands that, with respect to the release of age discrimination claims only, Executive has a period of seven days (7) after execution of this Release to revoke the release of age discrimination claims by notice in writing to the Company.
EXECUTIVE ACKNOWLEDGES ALL OF THE FOLLOWING:
(A) I HAVE CAREFULLY READ AND HAVE VOLUNTARILY SIGNED THIS RELEASE;
(B) I FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS RELEASE, INCLUDING THE WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT; AND
(C) PRIOR TO SIGNING THIS RELEASE, I HAVE BEEN ADVISED OF MY RIGHT TO CONSULT, AND HAVE BEEN GIVEN ADEQUATE TIME TO REVIEW MY LEGAL RIGHTS WITH AN ATTORNEY OF MY CHOICE.

Executive Signature

Executive Name (Print)

Date